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                                                                  EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Option Care, Inc. for the registration of (i) Debt Securities and Common Stock of Option Care, Inc. up to $70,000,000 Aggregate Amount and (ii) Selling Stockholder Common Stock of 2,000,000 shares and to the incorporation by reference therein of our report dated February 13, 2004 with respect to the consolidated financial statements and schedule of Option Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP

Chicago, Illinois
January 21, 2005